Exhibit 10.2
(Unofficial English Translation Solely for Convenience)

Project Entrance Agreement

Party A: No. 2 Commerce Bureau of Xi’an Economic and Technology Development Zone Management Commission

Party B: Xi’an Tech Full Simo Motor Co., Ltd.

Pursuant to relevant laws and regulations of the People’s Republic of China and relevant regulations and rules of Xi’an Economic and Technology Development Zone, Party A and Party B have reached this agreement (the “Agreement”) through negotiation and signed this agreement on an equal and voluntary basis and in good faith.

1. Based on Party B’s application, Party A agrees that Party B shall invest in and develop the electromechanical products capacity expansion project and its ancillary projects in Xi’an Economic and Technology Development Zone.

2. The total investment of this project is RMB 2.1 billion, and the main content of the development is the electromechanical products capacity expansion project and its ancillary projects.

3. The land that Party B shall use for this project is located in Jingwei New City of Xi’an Economic and Technology Development Zone and includes Block one and Block two. Block One: with an area of 550 Mu (subject to the actual measurement by the Ministry of Land and Resources), for industrial purpose, and with a cost of transferred land use rights at approximately RMB 300,000 per Mu (the exact price to be in compliance with “Zhao Pai Gua” Regulation) and a total cost of approximately RMB 165 million. Block Two: with an area of 50 Mu (subject to the actual measurement by the Ministry of Land and Resources), for residential purpose for the construction of Party B’s employee residential area, and with a cost of the transferred land use rights at approximately RMB 1,700,000 per Mu (the exact price to be in compliance with “Zhao Pai Gua” Regulation) and a total cost of approximately RMB 85 million. The total cost of two blocks of land is approximately RMB 250 million.

4. Within one month after the Agreement is signed and effective, Party B shall make the first payment of RMB 150 million to Party A. Within one month after Party B obtains the land use right of this land through the process in accordance with the “Zhao Pai Gua” Regulation, Party B shall pay the remaining amount to Party A.

5. The development of Party B’s project must be in accordance with the requirements of Party A’s overall plan.

6. Party A shall provide services and convenience to assist in Party B’s investment, planning, and land development.

7. This agreement is in duplicate, with one copy kept by each of Party A and Party B, and both copies have equal legal effect. This agreement comes into effect after being signed and stamped by Party A and Party B.

Party A: The Second Bureau of the Management Commission, Xi’an Economic and Technological Development Zone (stamp)

Party B: Xi’an Tech Full Simo Motor Co., Ltd. (stamp)

Representative: (stamp of Tianfu Yang)

September 15, 2011